Exhibit 5.2

July 25, 2024

To Each of the Persons Listed

on Schedule A Attached Hereto

Re:	SCE Trust IX, SCE Trust X and SCE Trust XI

Ladies and Gentlemen:

We have acted as special Delaware counsel for Southern California Edison Company, a California corporation (the “Company”), SCE Trust IX, a Delaware statutory trust (“Trust IX”), SCE Trust X, a Delaware statutory trust (“Trust X”), and SCE Trust XI, a Delaware statutory trust (“Trust XI” together with Trust IX and Trust X, the “Trusts”) in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a) The Certificate of Trust of Trust IX, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 21, 2024 (the “Trust IX Certificate”);

(b) The Trust Agreement of Trust IX, dated as of June 21, 2024, among the Company and the trustees of Trust IX named therein;

(c) The Certificate of Trust of Trust X, as filed in the office of the Secretary of State on June 21, 2024 (the “Trust X Certificate”);

(d) The Trust Agreement of Trust X, dated as of June 21, 2024, among the Company and the trustees of Trust X named therein;

(e) The Certificate of Trust of Trust XI, as filed in the office of the Secretary of State on June 21, 2024 (the “Trust XI Certificate”);

(f) The Trust Agreement of Trust XI, dated as of June 21, 2024, among the Company and the trustees of Trust XI named therein;

(g) The Registration Statement on Form S-3 (the “Registration Statement”), including a prospectus (the “Prospectus”), relating to the trust preference securities of the Trusts, representing undivided beneficial interests in the assets of the Trusts (each, a “Preference Security” and collectively, the “Preference Securities”), as filed by the Company, Trust IX, Trust X, and Trust XI with the United States Securities and Exchange Commission on or about the date hereof;

To Each of the Persons Listed

on Schedule A Attached Hereto

July 25, 2024

(h) A form of Amended and Restated Declaration of Trust for each of the Trusts (including Annex I and Exhibits A-1 and A-2 thereto) relating to the purchase of a series of the Company’s preference shares by the respective Trust (each, a “Declaration of Trust” and jointly, the “Declarations of Trust”), to be entered into among the Company, the trustees of the respective Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of the respective Trust, to be incorporated by reference as an exhibit to the Registration Statement;

(i) A Certificate of Good Standing for Trust IX obtained from the Secretary of State on July 25, 2024;

(j) A Certificate of Good Standing for Trust X obtained from the Secretary of State on July 25, 2024; and

(k) A Certificate of Good Standing for Trust XI obtained from the Secretary of State on July 25, 2024.

Trust IX, Trust X, and Trust XI are sometimes individually referred to herein as a “Trust.” The Trust IX Certificate, the Trust X Certificate and the Trust XI Certificate are sometimes individually referred to herein as a “Certificate.”

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Company.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that each Trust Agreement and each Certificate is, and will be, in full force and effect and has not been, and will not be, amended, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of each natural person who is a signatory to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) the receipt by each person or entity to whom a Preference Security is to be issued by the Trusts (collectively, the “Preference Security Holders”) of a Trust Preference Security Certificate (as defined in the applicable Declaration of Trust) for the Preference Security and the payment for the Preference Security acquired by it, in accordance with the Declarations of Trust and the Registration Statement, and (vii) that the Preference Securities are issued and sold to the Preference Security Holders in accordance with the Declarations of Trust and the Registration Statement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

To Each of the Persons Listed

on Schedule A Attached Hereto

July 25, 2024

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Each of the Trusts has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Statutory Trust Act”).

2. The Preference Securities of each Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the applicable Trust.

3. The Preference Security Holders, as beneficial owners of the applicable Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preference Security Holders may be obligated to make payments as set forth in the Declarations of Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading “Validity of the Securities and Guarantee” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

SCHEDULE A

SCE Trust IX

2244 Walnut Grove Avenue

Rosemead, California 91770

SCE Trust X

2244 Walnut Grove Avenue

Rosemead, California 91770

SCE Trust XI

2244 Walnut Grove Avenue

Rosemead, California 91770